Exhibit 99.2

AMENDMENT #13

TO LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This AMENDMENT #13 (this "Amendment") TO LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the "Agreement") dated June 28, 2019 between Acura Pharmaceuticals, Inc. ("Acura"), a New York corporation, having a place of business at 616 N. North Court, Suite 120, Palatine, IL 60067, and Abuse Deterrent Pharma, LLC ("AD Pharma"), a Kentucky limited liability company, having a place of business at 2604 River Green Circle, Louisville, Kentucky 40206, is made as of December 22, 2025.

RECITALS

WHEREAS, Acura and AD Pharma have entered into certain Amendments to the Agreement (the “Prior Amendments”) as follows:

Amendment # 1 on October 16, 2020, Amendment #2 on June 17, 2021,

Amendment #3 on February 28, 2022,

Amendment #4 on November 10, 2022,

Amendment #5 on December 8, 2022,

Amendment #6 on June 15, 2023,

Amendment #7 on November 13, 2023,

Amendment #8 on March 15, 2024,

Amendment #9 on June 14, 2024,

Amendment #10 on October 28, 2024,

Amendment #11 on February 28, 2025,

Amendment #12 on May 29, 2025, and

WHEREAS, the Parties desire to amend the Agreement to provide for an extension to the LIMITx™ Regulatory Submission Timeline.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in the Agreement, as amended, and this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acura and AD Pharma agree as follows:

ARTICLE 1

AMENDMENTS TO AGREEMENT

1.1     Item 3 of Schedule 1 "LIMITx™ Regulatory Application Submission Timeline" is hereby amended and replaced in its entirety as follows:

3. By June 30, 2026 Acura must gain filing acceptance by the FDA of a Regulatory Approval Application for the Product.

ARTICLE 2

MISCELLANEOUS

2.1    Governing Law. This Amendment shall be governed by the laws of the State of New York without regard to its conflict of laws rules or principles.

2.2    Amendments. Except as expressly amended by this Amendment #13 and the "Prior Amendments", the Agreement shall remain unmodified and in full force and effect.

2.3    Entire Agreement. The Agreement (including the Schedules attached thereto), as amended by the "Prior Amendments" and this Amendment, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings between the Parties relating thereto.

2.4    Interpretation. Any capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning provided in the Agreement.

2.5    Counterparts. This Amendment may be executed manually or electronically by the Parties, in any number of counterparts, each of which shall be considered one and the same amendment and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Party.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names by their properly and duly authorized officers or representatives as of the date first written above.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Robert A. Seiser
Name: Robert Seiser
Title: SVP and CFO

ABUSE DETERRENT PHARMA, LLC

By:	/s/ John Schutte
Name: John Schutte
Title: Managing Partner